NORTHERN LIGHTS FUND TRUST IV

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

As of October 19, 2017

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Inspire Corporate Bond Impact ETF	0.30%
Inspire Global Hope Large Cap ETF	0.30%
Inspire Small/Mid Cap Impact ETF Inspire 100 ETF	0.30% 0.30%

NORTHERN LIGHTS FUND TRUST IV

By: /s/ Wendy Wang_________________

Name: Wendy Wang_____________________

Title: President _______

CWM ADVISORS, LLC dba INSPIRE

By: /s/ Robert Netzly___________________

Name: ___________________________

Title: ____________________________